UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549
                           ---------------------------
                                    FORM 8-K

                                 CURRENT REPORT


     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934




                                  JUNE 30, 1995
                Date of Report (Date of earliest reported event)



                          FIRST COMMERCIAL CORPORATION
               (Exact name of registrant as specified in its charter)



            ARKANSAS                    0 - 9676              71-0540166
(State or other jurisdiction of       (Commission          (I.R.S. Employer
 incorporation or organization)       file number)       Identification Number)



               400 WEST CAPITOL AVENUE, LITTLE ROCK, ARKANSAS   72201
              (Address of principal executive offices)      (Zip Code)



         Registrant's telephone number, including area code:   (501)371-7000

Item 5.  OTHER EVENTS
         ------------

    Registrant issued a press release announcing that First Commercial Mortgage Company, a subsidiary of the Registrant, had executed a purchase and sale agreement to acquire servicing rights and other assets from the former National Home Mortgage Company (NHMC) located in San Diego, California. The sale of NHMC servicing was conducted by the Resolution Trust Corporation (RTC), who had assumed ownership of NHMC two years ago.

    Under terms of the agreement, First Commercial Mortgage Company will acquire approximately $5 billion in loan servicing rights and certain other assets from the RTC, represented by over 60,000 mortgages held on properties throughout the United States.

    This acquisition represents the largest servicing acquisition in First Commercial Mortgage Company's history and will be a significant event in the history of First Commercial Corporation. After completion of the acquisition, the transaction will bring First Commercial Mortgage Company's total servicing portfolio to over $8.5 billion and 140,000 loans.

    The transaction is expected to close the latter part of August. Management of the Registrant has noted that the acquisition will not have a material impact on earnings per share in 1995. Projected earnings impact beyond 1995 has not been finalized.

    This marks First Commercial Mortgage Company's third servicing acquisition in 1995. Earlier in the year it acquired $200 million in servicing rights and a mortgage origination office in Tulsa, Oklahoma. First Commercial Mortgage Company is also under a letter of intent to acquire $300 million in servicing rights in Florida.


Item 7.  FINANCIAL STATEMENTS AND EXHIBITS
         ---------------------------------

    (c)  Exhibits

         99         Press Release



















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
    Pursuant to the requirements of the Securities Exchange Act of 1934, Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                       FIRST COMMERCIAL CORPORATION


                                        /s/ J. Lynn Wright
                                   By: -------------------------------
                                        J. Lynn Wright
                                        Chief Financial Officer
Date:  July 6, 1995













































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
                               Index to Exhibits



     Exhibit Number                       Exhibit
    ----------------     --------------------------------------------
           99             Press Release

















































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